FOR IMMEDIATE RELEASE                   Contact: Samuel Cypert
                                                 313-792-6646

                             MASCO CORPORATION REPORTS
                              RECORD EARNINGS FOR 1997


     Taylor, Michigan (February 18, 1998)-Masco Corporation (NYSE: MAS) today reported that net income for the year ended December 31, 1997 increased approximately 30 percent to a record $382.4 million from $295.2 million in 1996. Fourth quarter 1997 net income increased 26 percent to $105.5 million from $83.4 million in the 1996 fourth quarter.

     Net sales from continuing operations for 1997 were also a record $3.76 billion, an increase of 16 percent over the $3.24 billion in sales reported for all of 1996. For the fourth quarter of 1997, net sales increased 17 percent to $990 million compared with $843 million for the comparable 1996 period.

     Earnings per share increased approximately 28 percent to a record $2.35 in 1997 from $1.84 in 1996 (basic E.P.S. of $2.39 and $1.87 and diluted E.P.S. of $2.30 and $1.82 for 1997 and 1996, respectively).

     Earnings per share for the 1997 fourth quarter were $.64 compared with $.52 per share for the 1996 fourth quarter. Fourth quarter 1997 earnings per share benefited by approximately $.02 per share from a reduction in the income tax rate due primarily to the partial utilization of the Company's capital loss carryforward benefit. (Basic E.P.S. was $.65 and $.53 and diluted E.P.S. was $.62 and $.51 for the fourth quarter of 1997 and 1996, respectively.)

     "We exceeded in 1997 many of our operational and financial objectives including our increased sales, earnings and profit margin goals," said Masco Chairman Richard A. Manoogian. "Our improved performance is a reflection of our commitment to increase shareholder value by focusing on growth in our core businesses, by containing costs and by improving profitability. Assuming that the economy continues its present moderate rate of growth, Masco should achieve another record year in 1998."

     Masco Corporation is one of the world's leading manufacturers of faucets, cabinets, locks and other brand name consumer products for the home improvement and building markets.

MASCO CORPORATION REPORTS
RECORD EARNINGS FOR 1997


                                       Three Months Ended                        Twelve Months Ended
                                           December 31                                  December 31
                                       1997              1996                    1997                 1996

Net Sales                          $  990,000          $  843,000              $3,760,000        $3,237,000


Cost of Sales                         626,550              549,170              2,378,250         2,048,070
                                     --------             --------              ---------         ---------

     Gross Profit                     363,450              293,830              1,381,750         1,188,930

Selling, General and
     Administrative Expenses          202,630              176,090                775,930            696,290

Amortization of
     Acquired Goodwill                  5,820                3,540                 18,720             12,140
                                     --------             --------               --------          ---------

     Operating Profit                 155,000              114,200                587,100            480,500

Other Income, Net                      14,400               35,500                 43,800             22,200
                                    ---------             --------               --------          ---------
     Income Before
           Income Taxes               169,400              149,700                630,900             502,700

Income Taxes                           63,900               66,300                248,500             207,500
                                    ---------             --------               --------          ----------

Net Income                         $  105,500          $    83,400             $  382,400          $  295,200
                                    ---------             --------               --------            --------
                                    ---------             --------               --------            --------

Earnings Per Share (A)             $      .64          $       .52             $     2.35          $     1.84
                                    ---------            ---------               --------            --------
                                    ---------            ---------               --------            --------

Average Shares                        165,300              160,800                163,000             160,600
 Outstanding                        ---------            ---------               --------            --------
                                    ---------            ---------               --------            --------




Amounts in thousands except per share data.

(A) For 1997 and 1996, respectively, basic E.P.S. was $2.39 and $1.87 and diluted E.P.S. was $2.30 and $1.82. For the fourth quarter of 1997 and 1996, respectively, basic E.P.S. was $.65 and $.53 and diluted E.P.S. was $.62 and $.51.